Exhbit 99

MEDIA CONTACT:

      Peggy A. Palter

      (847) 286-8361

      FOR IMMEDIATE RELEASE:

      April 17, 2000

                        SEARS REPORTS RECORD FIRST QUARTER EARNINGS
               Strength in Retail and Credit Drive 71 Percent EPS Increase

         HOFFMAN ESTATES, Ill. -- Sears, Roebuck and Co. (NYSE: S) reported first-quarter 2000 net income of $235 million, or $0.65 per share, compared with reported 1999 first-quarter net income of $146 million, or $0.38 per share, an increase of 71 percent.

         The increase in earnings per share was a result of the strength of Sears retail and credit businesses coupled with the company's share repurchase program.  In retail, higher sales and improved gross margins resulted in significant operating income growth over the first quarter of the prior year.  The increase in credit income came primarily from a lower provision for uncollectible accounts and reductions in selling and administrative expense.

         "Our two primary businesses, retail and credit, contributed very strong growth in operating income while our robust cash flow allowed us to repurchase over 17 million outstanding shares of Sears stock, further enhancing earnings per share growth," said Chairman and Chief
Executive Officer Arthur C. Martinez.  "Increased sales volume along with a solid margin rate drove the retail operating improvement, while the credit business continued to improve portfolio quality and reduce operating costs."

Revenues

         Revenues for the first quarter of 2000 were $8.97 billion, compared with $8.66 billion for the same period a year ago.  The revenue increase was primarily due to improvement in the full-line stores and Sears Canada, partially offset by the loss of revenues from the Homelife divestiture.

SEARS/ ADD ONE

    "In the first quarter, sales increases in appliances, lawn and garden, and sporting goods were strong, contributing to a 2.7 percent rise in domestic comparable store sales.  The Great
Indoors and Sears dealer stores also enjoyed very strong performance for the quarter," said
Martinez.  "In softgoods, homeware, fine jewelry and cosmetics and fragrances were strong, but were offset by women's, men's, and children's apparel results which were impacted by the
Easter holiday shift."  Martinez added that the company's on-line initiatives continue to grow.
In early April, Sears began selling lawn and garden tools on sears.com, which already offers the largest online appliance store, the largest parts site for consumers and an expanded tool site, Tool Territory.

    Sears Canada revenue increased 19 percent, to $966 million in the first quarter of 2000.
First-quarter domestic credit revenues increased 0.8 percent from a year ago, to $1.07 billion.
Revenues in the services segment, which include Sears Home Services and Sears Direct Response businesses, were $623 million in the quarter, a decrease of 3.7 percent from a year ago.

        All revenue amounts reflect the application of SEC Staff Accounting Bulletin 101
(SAB 101), which affected the classification of revenue and related costs of licensed businesses.  However, there was no effect on operating income related to the implementation of SAB 101.

Gross margin and selling and administrative costs

         Consolidated gross margin as a percent of merchandise sales and services was 25 percent in the first quarter of 2000 compared with 24.8 percent in the comparable 1999 period.
The increase in gross margin reflects solid improvement in retail margin partially offset by a lower margin rate in the services business.  Retail gross margin in the first quarter benefited from the more aggressive clearance program implemented during the fourth quarter of
1999.

    Selling and administrative expense as a percentage of total revenues was 21.8 percent in the first quarter of 2000 compared to 22.2 in the prior year period.  The improvement reflects substantial reductions in operating and legal costs in Sears credit business, partially offset by increased spending on on-line initiatives.

SEARS/ADD TWO

Provision for uncollectible accounts

         In the first quarter of 2000, the consolidated provision for uncollectible accounts was $245 million, a 16 percent decrease from $291 million in the first quarter of 1999.  The decrease in the provision is a result of improvement in portfolio quality as well as a decrease in the level of average owned credit card receivable balances compared to the prior year first quarter.  The improved portfolio quality reflects the company's significant investments in its risk management and collection activities.  The domestic allowance for doubtful accounts remained at $725 million, consistent with the year-end 1999 level.

        Sears, Roebuck and Co. is a leading U.S. retailer of apparel, home and automotive products and services, with annual revenue of more than $41 billion.  The company serves families across the country through approximately 860 full-line department stores, more than
2,100 specialized retail locations, and a variety of online offerings accessible through the company's Web site, http://www.sears.com .  Sears, Roebuck and Co. owns a majority stake in
Sears Canada.

###
SEARS, ROEBUCK AND CO.
CONSOLIDATED INCOME

	For the 13 Weeks Ended
	April 1, 2000 and April 3, 1999
(millions, except earnings per share)	2000	1999 *	% Change

Revenues
Merchandise and services	$ 7,829	$7,528	4.0%
Credit revenues	1,144	1,128	1.4%
Total revenues	8,973	8,656	3.7%

Costs and expenses
Cost of sales, buying and occupancy	5,869	5,658	3.7%
Selling and administrative	1,954	1,919	1.8%
Depreciation and amortization	209	209	0.0%
Provision for uncollectible accounts	245	291	-15.8%
Interest	316	334	-5.4%
Total costs and expenses	8,593	8,411	2.2%

Operating income	380	245	55.1%
Other income, net	1	(2)	-

Income before income taxes and
minority interest	381	243	56.8%

Income taxes	(140)	(92)	52.2%

Minority interest	(6)	(5)	20.0%

Net income	$ 235	$ 146	61.0%

Earnings per share:

Basic	$ 0.65	$ 0.38	71.1%

Diluted	$ 0.65	$ 0.38	71.1%

Average common and dilutive common
equivalent shares outstanding	360.0	385.1

*	1999 amounts restated to reflect licensed business operations under SEC Staff Accounting Bulletin No. 101
	(SAB 101). The restatement reclassified amounts within the statement of income but did not affect operating income or net income.

SEARS, ROEBUCK AND CO.
CONSOLIDATED BALANCE SHEET

(millions)
	April 1,	April 3,	January 1,
	2000	1999	2000
Assets
Current Assets
Cash and cash equivalents	$ 449	$ 371	$ 729
Retained interest in transferred credit card receivables	2,969	3,633	3,144
Credit card receivables, net	17,049	16,843	18,033
Other receivables	299	357	404
Merchandise inventories	5,738	5,177	5,069
Prepaid expenses and deferred charges	620	642	579
Deferred income taxes	716	746	709
Total current assets	27,840	27,769	28,667

Property and equipment, net	6,361	6,266	6,450
Deferred income taxes	302	562	367
Other assets	1,463	1,493	1,470
Total assets	$ 35,966	$ 36,090	$ 36,954

Liabilities
Current liabilities
Short-term borrowings	$ 3,027	$ 4,502	$ 2,989
Current portion of long-term debt and capitalized leases	2,444	936	2,165
Accounts payable and other liabilities	6,443	6,078	6,992
Unearned revenues	1,007	932	971
Other taxes	420	397	584
Total current liabilities	13,341	12,845	13,701

Long-term debt and capitalized leases	12,614	13,457	12,884
Postretirement benefits	2,135	2,302	2,180
Minority interest and other liabilities	1,362	1,383	1,350
Total liabilities	29,452	29,987	30,115

Commitments and Contingent Liabilities

Shareholders' Equity
Common shares	323	323	323
Capital in excess of par value	3,549	3,575	3,554
Retained income	6,105	4,906	5,952
Treasury stock - at cost	(3,053)	(2,199)	(2,569)
Deferred ESOP expense	(126)	(167)	(134)
Accumulated other comprehensive income	(284)	(335)	(287)
Total shareholders' equity	6,514	6,103	6,839

Total liabilities and shareholders' equity	$ 35,966	$ 36,090	$ 36,954

Total common shares outstanding	352.6	381.0	369.1

SEARS, ROEBUCK AND CO.
SUPPLEMENTAL INFORMATION

(millions, except number of stores)
		For the 13 Weeks Ended
		April 1, 2000 and April 3, 1999
		2000	1999	% Change
Total Revenues:
Retail		$ 6,313	$ 6,134	2.9%
Services		623	647	-3.7%
Credit		1,071	1,063	0.8%
International		966	812	19.0%
Total revenues		$ 8,973	$ 8,656	3.7%

Operating income as reported:
Retail		$ 3	$ (69)	104.3%
Services		65	75	-13.3%
Credit		382	295	29.5%
Corporate		(88)	(73)	-20.5%
International		18	17	5.9%
Total operating income		$ 380	$ 245	55.1%

		April 1,	April 3,
		2000	1999

Domestic inventories	-LIFO	$ 5,102	$ 4,689
	-FIFO	$ 5,710	$ 5,369

		For the 13 Weeks Ended
		April 1, 2000 and April 3, 1999

Pretax LIFO charge		$ 12	$ 12

		Jan. 1,			April 1,
Domestic retail stores:		2000	Opened	Closed	2000
Full-line stores		858	2	(2)	858
Specialty formats		2,153	24	(10)	2,167
Total		3,011	26	(12)	3,025

Gross square feet		146.4	0.4	(0.3)	146.5

SEARS, ROEBUCK AND CO.
SUPPLEMENTAL INFORMATION - CREDIT SEGMENT
(millions)

The following credit information relates to the domestic managed portfolio of credit card receivables which is comprised of on-book credit card receivables, credit card receivables underlying retained interest securities and securities which have been sold to third parties.
The effective financing rate is based on both domestic on-book debt of the company and securitization interest of the Sears Master
Trust.

	For the 13 weeks ended
	April 1, 2000 and April 3, 1999
	2000	1999
Average managed domestic
credit card receivables	$ 26,090	$ 27,540

	April 1,	April 3,
	2000	1999
Domestic credit card receivables:
Managed credit card receivables	$ 25,439	$ 26,681
Securitized balances sold	(6,301)	(6,744)
Retained interest in transferred
credit card receivables	(2,969)	(3,633)
Other receivables	52	142
Owned credit card receivables	$ 16,221	$ 16,446

	For the 13 weeks ended
	April 1, 2000 and April 3, 1999
Domestic managed credit card receivables-	2000	1999
Net interest margin:
Portfolio yield	20.29%	19.89%
Effective financing rate	5.93%	5.73%
Net interest margin	14.36%	14.16%

Domestic managed net charge-off rate (1)	5.69%	7.08%
(1) The 1999 domestic managed net charge-off rate includes all of the accounts in the domestic portfolio. Twelve percent of the accounts were converted to the new Total Systems Services, Inc. ("TSYS") account processing system in October 1998, 38% were converted in March 1999, and 50% were converted in April 1999. Balances are generally charged-off earlier under the TSYS system than under the proprietary system.
	2000	1999
	Apr. 1, 2000	Jan. 1, 2000	Oct. 2, 1999	July 3, 1999	Apr. 3, 1999

Domestic managed credit card receivables-
Delinquency rate(2)	7.20%	7.58%	7.57%	7.29%	8.07%

Allowance for uncollectible accounts	$ 725	$ 725	$ 773	$ 850	$ 932

Allowance % of domestic owned credit
card receivables	4.48%	4.26%	4.78%	5.27%	5.72%

(2) In mid-April 1999, Sears completed the conversion to the TSYS account processing system. Therefore, the April 1, 2000,
January 1, 2000, October 2, 1999 and July 3, 1999 delinquency rates reflect 100% of the domestic managed credit card accounts.
At April 3, 1999, there were 50% of the managed credit card accounts on the TSYS system and the delinquency rate at this date reflects only that portion of the portfolio. Delinquency rates calculated on the Company's pre-TSYS proprietary system are not comparable to delinquencies calculated on the TSYS system due to differences in methodology. For a description of the anticipated effects on delinquency rates of the TSYS conversion, see Sears quarterly report on Form 10-Q dated May 14, 1998.